Aqua 8-K for 8/3/10

Exhibit 99.1

FOR RELEASE: August 3, 2010

Contact: Brian Dingerdissen
Director, Investor Relations
610.645.1191
bjdingerdissen@aquaamerica.com

Donna Alston
Director, Communications
610.645.1095
dpalston@aquaamerica.com

AQUA AMERICA REPORTS RECORD EARNINGS FOR SECOND QUARTER
Net income increases 15 percent; increases dividend by 7 percent

BRYN MAWR, PA, August 3, 2010 – Aqua America, Inc. (NYSE: WTR) today reported results for the quarter ending June 30, 2010. Diluted earnings per share for the quarter were $0.22, compared to $0.19 for 2009, on less than 1 percent more shares outstanding. Revenues for the quarter were $178.4 million compared to $167.3 million in the same period of 2009, an increase of 6.6 percent. Net income for the quarter rose to $29.9 million from $25.9 million in the same quarter of 2009, an increase of 15.5 percent.

Compared to 2009, for the six months ending June 30, 2010, net income increased 16.1 percent to $51.4 million from $44.2 million and corresponding diluted earnings per share increased 15.2 percent to $0.38 from $0.33 for the same period last year. Operating revenues for the first half of 2010 totaled $339.0 million, an increase of 5.3 percent from revenues of $321.8 million for the six months ending June 30, 2009.

On August 3, 2010, the Board of Directors declared a dividend increase of $0.01 per share from $0.145 to $.155 per share, an increase of 6.9 percent, for the December 1, 2010 quarterly dividend to all shareholders of record on November 17, 2010. On an annualized basis, this increase is equivalent to $0.62 per share or $0.04 above the current annualized dividend rate of $0.58 per share. This was the twentieth dividend increase in the last 19 years. The Board of Directors also declared the regular quarterly cash dividend payment of $0.145 per share payable on September 1, 2010 to all shareholders of record on August 17, 2010. Aqua has paid a consecutive quarterly dividend for more than 60 years.

Aqua America Chairman and CEO Nicholas DeBenedictis said, “The record earnings in the quarter reflect earning a fair return on our capital investments and management’s ability to control costs. The Board’s action of increasing the December dividend 7 percent reflects its confidence in the continued success of Aqua’s long-term strategy of growth-through-acquisition and investing in our infrastructure. I am confident in management’s ability to continue revenue and earnings growth with a return to normal weather patterns and the successful completion of pending rate cases.”

Operations and maintenance expenses increased 1.1 percent compared to the same period in 2009. DeBenedictis added, “Management remains focused on continuing to limit expense growth and expects to continue to improve its operations and maintenance expense to revenue ratio, which at 39.5 percent for the trailing 12 months, compares favorably to 40.7 percent for the trailing 12 months ending June 30, 2009.”

To date in 2010, the company has received rate awards in Pennsylvania, New Jersey, New York, North Carolina, Missouri, Ohio, Indiana, Maine, and Virginia, and infrastructure surcharges in various states estimated to increase annualized revenues by approximately $43.7 million. The company still has $13.7 million of rate cases pending before four state regulatory bodies. Additionally, state subsidiaries are expected to seek rate relief by filing more than $28.5 million of rate requests later in 2010 that are expected to impact 2011 and 2012 results. The primary driver of these filings is the recovery of capital (infrastructure) investments and increased expenses since Aqua’s previous rate filings in those states. The timing and extent to which rate increases might be granted by the applicable regulatory agencies will vary by state.

The company invested $141 million in infrastructure improvements in the first six months of 2010 as part of its capital investment program. The company remains on track to invest a record amount of more than $300 million to improve infrastructure and service reliability and to address environmental requirements in 2010.

The company recently published a sustainability report on its Web site that details the company’s commitment to sustainable business practices and further communicates its dedication to environmental stewardship. Aqua’s 1 megawatt solar farm is currently outperforming expectations.  The solar farm is producing approximately 35 percent of the plant’s electricity requirements.  The company is looking at additional solar projects, including the construction of a 1.5 megawatt solar farm in Pennsylvania that would reduce purchased power at the company’s largest water treatment facility. This would be one of the largest solar plants on the east coast.

Aqua America’s weighted average cost of fixed-rate long-term debt was 5.4 percent, and the company had $98 million available on its credit lines as of June 30, 2010. In June, the company issued $70 million of senior notes at an average of less than 5 percent, which shows the company’s continued ability to access the capital markets at favorable rates. Standard and Poor’s recently reiterated its A+ credit rating for Aqua Pennsylvania, Inc., Aqua America’s largest subsidiary. DeBenedictis said, “The company continues to access the market at very favorable rates, which has allowed for the continued improvement in its weighted average cost of long-term debt. This has mitigated the customer rate impact of Aqua’s investments in infrastructure improvements. The ability to access low-cost financing is a reflection of the company’s financial strength.”

Aqua has continued to expand its operations and completed 12 acquisitions of water or wastewater utility systems this year. “The acquisitions we completed this year show management’s continued commitment to our growth-through-acquisition strategy which allows Aqua to remain one of the few utilities still growing its customer base despite the housing slowdown. I expect that we will complete between 20 and 30 acquisitions of water and wastewater systems in 2010 and I continue to see opportunities for additional customer growth in 2011 and beyond,” said DeBenedictis.

Aqua America’s conference call with financial analysts will take place on Wednesday, August 4, 2010 at 11 a.m. Eastern Daylight Time. The call will be web cast live so that interested parties may listen over the Internet by logging on to www.aquaamerica.com. The conference call will be archived in the Investor Relations section of the Company’s Web site for 90 days following the call. Additionally, the call will be recorded and made available for replay beginning at 2 p.m. on August 4, 2010 for 10 business days following the call. To access the audio replay in the U.S., dial 888.203.1112 (pass code 8143611). For international callers, dial 719.457.0820 (pass code 8143611).

Aqua America, Inc. is a publicly traded water and wastewater utility holding company with operating subsidiaries serving approximately 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, New York, Indiana, Florida, Virginia, Maine, Missouri, South Carolina, and Georgia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, the Company’s confidence in the continued success of the company’s long term strategy, the anticipated growth in revenue, earnings and improving margins, management’s focus on limiting expense growth, the expected improvement in the operations and maintenance expense to revenue ratio, the timing and impact of pending rate cases and the amount of such increases, the Company's plans to file future rate increases, the amount of future capital spending by the Company and possible future solar projects, the Company’s ability to access capital markets at favorable rates, and, the Company’s continuation of its growth-through-acquisition model, and opportunities for growth in 2011 and beyond. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions; housing and customer growth trends; unfavorable weather conditions; the success of certain cost containment initiatives; the extent to which rate increase requests are granted and the timing of rate awards; changes in regulations or regulatory treatment; availability and the cost of capital; disruptions in the credit markets; the success of growth initiatives; and other factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which is on file with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement.

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WTRF

Aqua America, Inc. and Subsidiaries
Selected Operating Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Operating revenues	$178,444	$167,333	$338,961	$321,820

Net income attributable to common shareholders	$29,855	$25,853	$51,366	$44,224

Basic net income per common share	$0.22	$0.19	$0.38	$0.33
Diluted net income per common share	$0.22	$0.19	$0.38	$0.33

Basic average common shares outstanding	136,785	135,631	136,647	135,519
Diluted average common shares outstanding	137,012	135,939	136,960	135,880

Aqua America, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Operating revenues	$178,444	$167,333	$338,961	$321,820

Cost & expenses:
Operations and maintenance	69,310	68,549	136,911	135,538
Depreciation	26,802	24,972	53,002	51,359
Amortization	3,314	3,064	6,486	5,819
Taxes other than income taxes	12,943	11,884	25,803	23,474
Total	112,369	108,469	222,202	216,190

Operating income	66,075	58,864	116,759	105,630

Other expense (income):
Interest expense, net	18,504	16,809	36,934	33,437
Allowance for funds used during construction	(1,461)	(568)	(3,002)	(1,193)
Gain on sale of other assets	(110)	(80)	(2,039)	(213)
Income before income taxes	49,142	42,703	84,866	73,599
Provision for income taxes	19,287	16,850	33,500	29,375
Net income attributable to common shareholders	$29,855	$25,853	$51,366	$44,224

Net income attributable to common shareholders	$29,855	$25,853	$51,366	$44,224
Other comprehensive income, net of tax:
Unrealized holding gain on investments	-	232	902	269
Reclassification adjustment for losses (gains) reported in net income	-	5	(1,330)	5
Comprehensive income	$29,855	$26,090	$50,938	$44,498

Net income per common share:
Basic	$0.22	$0.19	$0.38	$0.33
Diluted	$0.22	$0.19	$0.38	$0.33

Average common shares outstanding:
Basic	136,785	135,631	136,647	135,519
Diluted	137,012	135,939	136,960	135,880

Aqua America, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	June 30,	December 31,
	2010	2009

Net property, plant and equipment	$3,341,193	$3,227,294
Current assets	119,163	121,571
Regulatory assets and other assets	407,023	413,732
	$3,867,379	$3,762,597

Total equity	$1,130,082	$1,109,464
Long-term debt, excluding current portion	1,461,606	1,386,557
Current portion of long-term debt and loans payable	86,659	87,064
Other current liabilities	111,922	113,943
Deferred credits and other liabilities	1,077,110	1,065,569
	$3,867,379	$3,762,597